UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                          SCHEDULE 13G
            Under the Securities Exchange Act of 1934
                        (Amendment No. )*

       NORTH AMERICAN GAMING AND ENTERTAINMENT CORPORATION
                        (Name of Issuer)

                  Common Stock, Par Value $0.01
                 (Title of Class of Securities)

                           656863 10 7
                         (CUSIP Number)

                           May 5, 2004
     (Date of Event Which Requires Filing of this Statement)


      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [   ]          Rule 13d-1(b)

     [ X ]          Rule 13d-1(c)

     [   ]          Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 656863 10 7                           SCHEDULE 13G


(1)  Name of Reporting Person                        Mike D. Case
     I.R.S. Identification No. of
     Above Person (entities only)
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a                    (a)  [   ]
     Member of a Group*                                (b)  [   ]
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Citizenship or Place of Organization                     USA
-----------------------------------------------------------------
Number of Shares

   Beneficially          (5)  Sole Voting Power         2,000,000
-----------------------------------------------------------------
 Owned by Each           (6)  Shared Voting Power               0
-----------------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power    2,000,000
-----------------------------------------------------------------
      With:              (8)  Shared Dispositive Power          0
-----------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned                2,000,000
     by Each Reporting Person
-----------------------------------------------------------------
(10) Check if the Aggregate Amount in                       [   ]
     Row (9) Excludes Certain Shares*
-----------------------------------------------------------------
(11) Percent of Class Represented by                        8.26%
     Amount in Row (9)
-----------------------------------------------------------------
(12) Type of Reporting Person*                                 IN
-----------------------------------------------------------------
*    SEE INSTRUCTIONS

CUSIP NO. 656863 10 7                           SCHEDULE 13G

Item 1

     (a)  Name of issuer:

          North American Gaming and Entertainment
          Corporation

     (b)  Address of Issuer's Principal Executive Offices:

          13150 Coit Road, Suite 125
          Dallas, TX 75240

Item 2

     (a)  Name of Person Filing:

          Mike D. Case

     (b)  Business Address:

          4200 East Skelly Drive
          Tulaso, Oklahoma 74135

     (c)  Citizenship:

          USA

     (d)  Title of Class of Securities:

          North American Gaming and Entertainment
          Corporation Common Stock

     (e)  CUSIP No.:

          656863 10 7

Item 3.   Not Applicable

Item 4.   Ownership:

          (a)  Amount beneficially owned:  2,000,000
               shares

          (b)  Percent of class:  8.26%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the
                    vote:  2,000,000 shares

               (ii) shared power to vote or to direct the vote:  0

              (iii) sole power to dispose or to direct the
                    disposition of:  2,000,000 shares

               (iv) shared power to dispose or to direct the
                    disposition of: 0

Item 5.   Ownership of Five Percent or Less of a Class:

          Not Applicable

CUSIP NO. 656863 10 7                           SCHEDULE 13G


Item 6.   Ownership of More Than Five Percent on Behalf of
          Another Person:

          Not Applicable.

Item 7.   Identification and Classification of the Subsidiary
          Which Acquired the Security Being Reported on by The
          Parent Holding Company:

          Not Applicable.

Item 8.   Identification and Classification of Members of The
          Group:

          Not Applicable.

Item 9.   Notice of Dissolution of Group:

          Not Applicable.

Item 10.  Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of and or with the effect of changing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                            SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              Dated:  May 10, 2004




                                /s/ MIKE D. CASE
                              ----------------------------------
                              Mike D. Case





            ATTENTION:  Intentional misstatements or
              omissions of fact constitute Federal
            criminal violations (See 18 U.S.C.  1001)





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